CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                        February 13, 1997



The Chase Manhattan Bank
as Trustee of
The First Trust Combined,
Series 269
4 New York Plaza, 6th Floor
New York, New York  10004-2413

Attention:     Mr. Paul J. Holland
               Vice President


     Re:          The First Trust Combined Series 269

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in The First Trust Combined Series 269 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated October 16, 1991, and a related Trust Agreement dated today's date (collectively, the "Indenture"), among Nike Securities L.P., as Depositor (the "Depositor"); Securities Evaluation Service, Inc., as Evaluator; First Trust Advisors L.P., as Portfolio Supervisor and The Chase Manhattan Bank, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trusts (the "Units") will be issued in the aggregate number set forth in the Indenture.

We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     2.    Under the income tax laws of the State and City of New
York, the income of the Trust will be considered the income of the holders of the Units.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-10081) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "What is the Federal Tax Status of Unitholders?" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                    Very truly yours,



                                    CARTER, LEDYARD & MILBURN